UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

JAGGED PEAK, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31715	91-2007478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3000 Bayport Drive, Suite 250, Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (813) 637-6900

______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 9, 2015, Jagged Peak, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company and SP Jagged Peak LLC, a newly organized Delaware limited liability company (“SP JP”) owned by Singapore Post Limited (Singapore Stock Exchange: S08.SI), a leading provider of mail, logistics and ecommerce solutions in Singapore and the Asia Pacific region (“SingPost”). Pursuant to the Merger Agreement, SP JP will acquire all of the outstanding stock of the Company other than approximately 28.9% of the stock which is held by Paul Demirdjian and Primrose Demirdjian. Mr. Demirdjian is the Chief Executive Officer of the Company, and Mr. and Mrs. Demirdjian are both directors, principal shareholders and founders of the Company.

Pursuant to the Merger Agreement, SP JP and the Demirdjians will form a new company (the “Merger Sub”), to be owned approximately 71.1% by SP JP and 28.9% by the Demirdjians, which will be merged with and into the Company at the closing (the “Merger”). For its interest in the Merger Sub, SP JP will contribute the cash necessary to complete the Merger and pay for the stock held by shareholders other than the Demirdjians, and the Demirdjians will contribute shares of Jagged Peak stock representing a 28.9% ownership interest in the Company. As a result of the Merger, each share of the Company’s common stock outstanding at the closing, excluding shares contributed by the Demirdjians to the Merger Sub and shares held by Company’s shareholders who properly exercise appraisal rights under Nevada law, will be converted into the right to receive a cash payment equal to $1.08 minus an amount equal to the transaction expenses incurred by the Company divided by the total number of shares outstanding at the closing of the Merger on a fully-diluted basis. Each outstanding stock option, other than 600,000 options held by Mr. Demirdjian, will be converted into the right to receive the difference between the per share merger consideration and the exercise price for the stock option. Presently, the Company anticipates that transaction expenses will be approximately $0.09 per share, although the expenses could be more or less than this amount. Assuming expenses of $0.09 per share, the cash payment to the shareholders would be approximately $0.99 per share, which represents a premium of approximately 32% over the closing price for common stock on October 8, 2015, the last trading day prior to the announcement of the transaction. The transaction will be financed by SingPost through its existing internal cash resources. As a result of the Merger, the shares of Merger Sub will be converted into shares of Jagged Peak stock, as a result of which, after the closing, the Company will be owned only by SP JP and the Demirdjians, with SP JP having an approximate 71.1% interest and the Demirdjians having an approximate 28.9% interest.

SP JP and the Demirdjians have also entered into a Key Stockholder Agreement relating to the governance of the Company following the closing, which also contains restrictions on the Demirdjians’ right to transfer their shares, as well as a right of the Demirdjians to require SP JP to purchase their shares after the Merger under certain conditions, and a right of SP JP to acquire all of the Demirdjians’ shares in the Company after the Merger under certain conditions, at various prices.

The board of directors of the Company unanimously (i) determined that the Merger Agreement and the Merger were fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and the Merger, and (iii) resolved to recommend that the Company’s shareholders vote for the adoption of the Merger Agreement. The directors each have additional interests in the proposed Merger which will be different than those of the Company’s shareholders generally, which will be described in the proxy statement and the other relevant documents to be filed with the SEC.

Shareholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special shareholders meeting that will be held on a date to be announced. Under Nevada law, shares representing at least a majority of the Company’s outstanding voting power must be voted for the adoption of the Merger Agreement (the “Company Shareholder Approval”). All of the Company’s directors, who together own approximately 68.4% of the outstanding stock of the Company, have entered into Voting Agreements with SP JP under which they have agreed to vote in favor of the transaction at any meeting called for that purpose.

Each party’s obligation to consummate the Merger is also subject to certain other conditions, including (i) the absence of any legal restraint with respect to the transactions contemplated by the Merger Agreement, (ii) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain qualifiers, as applicable) and (iii) the other party’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement. The Company has made customary representations and warranties and covenants in the Merger Agreement.

The Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, prior to the receipt of the Company Shareholder Approval at the special meeting, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that the board of directors determines is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for both the Company and SP JP and further provides that upon the termination of the Agreement under certain circumstances, including upon a termination as a result of the receipt of a Superior Proposal, the Company will be required to pay a breakup fee of $667,000 and reimburse Parent for transaction expenses up to a maximum of $700,000. Subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by January 8, 2016.

Voting Agreements

In connection with the execution of the Merger Agreement, each of the Company’s directors entered into a Voting Agreement, dated as of the date of the Merger Agreement (the “Voting Agreements”).  On the terms and conditions set forth in the Voting Agreements, such persons have agreed to vote all of the common shares over which they have voting power (representing in the aggregate 68.4% of the Company’s total outstanding voting power as of October 8, 2015) for the adoption of the Merger Agreement.

Rollover Agreement

In connection with the execution of the Merger Agreement, the Demirdjians entered into a Rollover Agreement, dated as of the date of the Merger Agreement, with SP JP (the “Rollover Agreement”). Pursuant to the Rollover Agreement, the Demirdjians will, immediately prior to the effective time of the Merger, contribute Company common shares representing approximately 28.9% of the outstanding Company shares to Merger Sub in exchange for an equal number of shares of the common stock of the Merger Sub. As a result of the Merger, such shares of the Merger Sub will be converted into an equal number of shares of the common stock of the Company. The Company is not a party to the Rollover Agreement.

Financing

The cash payments required in connection with the Merger will be financed through SingPost’s internal cash resources.

The foregoing descriptions of the Merger Agreement and the Voting Agreements are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Merger Agreement and the other exhibits to this Current Report are intended to provide information regarding the terms of such agreements, and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company, SP JP and the Merger Sub, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the descriptions of the Merger Agreement and the other agreements described above do not purport to describe all of the terms of such agreements.

On October 9, 2015, the Company issued a press release announcing the proposed Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by SP JP and the Demirdjians. In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from the Company’s Web site at http://www.jaggedpeak.com/page/investorrelations or by directing a request to: Albert Narvades, CFO, 813-637-6900 Ext. 225.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed Merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s annual report on Form 10-K for 2014, which was filed with the SEC on March 26, 2015, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors.  All statements other than statements of historical fact, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, are statements that could be deemed forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the inability to complete the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; (iii) the failure of the proposed Merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement; (vi) the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger; (vii) the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed Merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s annual report on Form 10-K, which was filed with the SEC on March 26, 2015, under the heading “Item 1A. Risk Factors,” and in subsequently filed Forms 10-Q and 8-K. The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description
2.1*	Agreement and Plan of Merger, dated as of October 9, 2015, by and between Jagged Peak, Inc., and SP Jagged Peak LLC
10.1	Form of Voting Agreement, dated as of October 9, 2015, by and among SP Jagged Peak LLC and each of Paul Demirdjian, Primrose Demirdjian, Daniel Furlong and Vincent Fabrizzi.
99.1	Press Release issued by Jagged Peak, Inc., dated October 9, 2015

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JAGGED PEAK, INC.

By:	/s/ Albert Narvades
Name:	Albert Narvades
Title:	Chief Financial Officer

Date: October 9, 2015